Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Agilent Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt	(1)	4.200% Senior Notes due 2027	Rule 457(r)	$600,000,000	99.866%	$599,196,000	0.00014760	$88,441

Debt	(1)	4.750% Senior Notes due 2034	Rule 457(r)	$600,000,000	99.638%	$597,828,000	0.00014760	$88,240

		Total Offering Amounts				$1,197,024,000		$176,681

		Total Fees Previously Paid						—

		Total Fee Offsets						—

		Net Fee Due						$176,681

(1)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form
S-3
(No.
333-281896),
in accordance with Rules 456(b) and 457(r) under the Securities Act.